Exhibit 99.1

PennyMac Financial Services, Inc. Announces

Doug Jones Joined Its Board of Directors

Westlake Village, CA, March 2, 2023 – PennyMac Financial Services, Inc. (NYSE: PFSI) announced today that Doug Jones, President and Chief Mortgage Banking Officer, joined its Board of Directors effective March 1, 2023.

In his role as President of PennyMac Financial, Mr. Jones is responsible for all business activities relating to the company’s loan production and servicing operations. He previously served as Chief Correspondent Lending Officer and has been a member of the company's executive management team since 2011.

“I am delighted to announce Doug Jones’ election to our Board of Directors,” said PennyMac Financial’s Chairman and Chief Executive Officer David Spector. “Doug has made countless contributions to the growth and success Pennymac has achieved since he joined our executive management team more than 10 years ago. His deep understanding of the mortgage banking industry combined with his extensive track record of successful execution gives me confidence that his presence on our Board will benefit both Pennymac and its many stakeholders for years to come. On behalf of our Board, I welcome Doug and his invaluable insights with great enthusiasm.”

Prior to joining PennyMac Financial, Mr. Jones worked in several executive positions at both Countrywide Financial Corporation and Bank of America Corporation, as its successor, where he was responsible for correspondent and warehouse lending, the management and oversight of retail sales, and other ancillary mortgage businesses. He earned a B.A. in Economics from California State University, Sacramento.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs approximately 4,000 people across the country. In 2022, PennyMac Financial’s production of newly originated loans totaled $109 billion in unpaid principal balance, making it the third largest mortgage lender in the nation. As of December 31, 2022, PennyMac Financial serviced loans totaling $552 billion in unpaid principal balance, making it a top ten mortgage servicer in the nation. Additional information about PennyMac Financial Services, Inc. is available at pfsi.pennymac.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
kristyn.clark@pennymac.com	Isaac Garden
805.395.9943	PFSI_IR@pennymac.com
818.224.7028

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